EX 99.(h)(3)

AMENDMENT TO THE FOLLOWING AGREEMENTS:

TRANSFER AGENCY AGREEMENT BETWEEN MORGAN STANLEY INSTITUTIONAL FUND TRUST AND MORGAN STANLEY SERVICES COMPANY INC. DATED JUNE 9, 2008

TRANSFER AGENCY AGREEMENT BETWEEN MORGAN STANLEY INSTITUTIONAL FUND INC. AND MORGAN STANLEY SERVICES COMPANY INC. DATED JUNE 9, 2008

TRANSFER AGENCY SERVICES AGREEMENT BETWEEN MORGAN STANLEY INVESTMENT MANAGEMENT INC. AND MORGAN STANLEY SERVICES COMPANY INC. DATED August 18, 2008 (with respect to Morgan Stanley Institutional Liquidity Funds)

TRANSFER AGENCY SERVICES AGREEMENT BETWEEN MORGAN STANLEY INVESTMENT MANAGEMENT INC. AND MORGAN STANLEY SERVICES COMPANY INC. DATED JUNE 9, 2008 (with respect to The Universal Institutional Funds, Inc.).

(collectively, the “Agreements”)

WHEREAS, Morgan Stanley Institutional Fund Trust (“MSIFT”), The Universal Institutional Funds, Inc. (“UIF”), Morgan Stanley Institutional Fund, Inc. (“MSIF”) and Morgan Stanley Institutional Liquidity Funds (“MSILF”) (collectively, “the Funds”) are mutual funds subject to certain requirements under the Bank Secrecy Act, as amended by the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“the USA PATRIOT Act”), and under the implementing regulations of the Bank Secrecy Act (collectively, “the BSA”).

WHEREAS, the BSA responsibilities of the Funds include the implementation of an Anti-Money Laundering Program (“AML Program”) (31 C.F.R. § 103.130) that includes a Customer Identification Program (“CIP”) (31 C.F.R. § 103.131) and procedures for identifying and reporting suspicious activity (31 C.F.R. § 103.15).

WHEREAS, Morgan Stanley Services Company Inc. (“MSSCI”) performs transfer agency services, either as transfer agent or sub-transfer agent, for the Funds pursuant to the Agreements.

WHEREAS, under the BSA, while the Funds remain responsible for compliance with all applicable BSA requirements, the Funds are authorized to delegate by contract the performance

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of certain BSA functions to other parties involved in the sale of the Fund shares, including to MSSCI as the entity performing transfer agency services to the Funds.

1.                                      AML Program Delegation to MSSCI

a.             Each Fund hereby delegates to MSSCI the performance of the services set forth in Schedule A to this Amendment (“AML Services”) relating to shareholder accounts maintained by MSSCI pursuant to the Agreements.  MSSCI agrees to this delegation and agrees to perform the delegated AML Services in accordance with the AML Program adopted by the Funds (“Funds’ AML Program).  MSSCI agrees to develop and maintain policies and procedures and related internal controls to implement delegated functions under the Funds’ AML Program (collectively, “Policies and Procedures”).  These Policies and Procedures will be consistent with the Funds’ AML Program and the requirement that the Funds develop and implement procedures reasonably designed to prevent money laundering and the financing of terrorist activities and to achieve compliance with the BSA, including the requirement to have a CIP and policies and procedures that can be reasonably expected to identify and report suspicious transactions.

b.             The Funds agree and acknowledge that, notwithstanding the delegation to MSSCI, the Funds maintain full responsibility for determining that the Funds’ AML Program is, and shall continue to be, reasonably designed to comply with the BSA in light of the particular business of the Funds, taking into account factors such as their size, location, activities and risks or vulnerabilities to money laundering.

2.                                      Indemnification

a.             MSSCI shall indemnify and hold harmless the Funds from and against any and all losses, damages, costs, charges, expenses, payments and liabilities arising out of or attributable to MSSCI’s refusal or failure to comply with the material terms of this Amendment, its lack of good faith, breach of any material representation made herein, or any of its acts involving negligence, willful misfeasance or reckless disregard of its duties under this Amendment.

b.             The Funds shall indemnify and hold harmless MSSCI from and against any and all losses, damages, costs charges, expenses, payments and liabilities arising out of or attributable to the Fund’s refusal or failure to comply with the material terms of this Amendment, its lack of good faith, breach of any material representation made herein, or any of its acts involving negligence, willful misfeasance or reckless disregard of its duties under this Amendment.

c.             Anything in this Amendment to the contrary notwithstanding, in no event shall either party be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever), even if such party has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed.  This provision shall survive termination of the Agreements.

3.                                      Representations and Warranties

a.             The Funds represent and warrant that (a) they have adopted a written AML Program and have appointed an Anti-Money Laundering Compliance Officer (“Funds’ AML Compliance Officer”) for the Funds; (b) the Funds’ AML Program and the designation of the Funds’ AML Compliance Officer have been approved by the Boards of Directors/Trustees of the Funds (“Boards); and (c) the delegation of AML Services has been approved by the Boards.

b.             MSSCI represents and warrants to the Funds that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably designed for it to provide the AML Services and comply with its obligations under this Agreement.

4.                                      Information Furnished by the Fund and MSSCI

a.             The Funds have furnished to MSSCI a copy of the Funds’ AML Program.

b.             MSSCI has furnished the Funds with the Policies and Procedures for review by the Funds and the Funds’ Boards.

5.                                      Amendments

a.             The Funds will use reasonable efforts to provide notice to MSSCI of any amendment to the Funds’ AML Program that would have a material impact upon the AML Services to be rendered by MSSCI or the responsibilities of MSSCI under this Amendment at least 30 days in advance of implementation unless a shorter period of time for implementation is required by law or regulation.  If MSSCI has an issue with any such amendment, MSSCI will notify the Funds within seven (7) days of receipt of such notice or, in a shorter period of time, if the delay in providing notice would delay implementation of a legal or regulatory requirement.  MSSCI and the Funds will work together in good faith to agree upon mutually acceptable revisions to the AML Services to be rendered that are consistent with any amendment to the Funds’ AML Program and the requirements of the BSA.

b.             MSSCI will provide to the Funds any material amendments or changes to the Policies and Procedures by MSSCI at least 30 days in advance of implementation unless a shorter period of time for implementation is required by law or regulation.  If the Funds have an issue with any such amendment or change to the Policies and Procedures, the Funds will notify MSSCI within seven (7) days of receipt of such notice or, in a shorter period of time, if the delay in providing notice would delay implementation of a legal or regulatory requirement.  The Funds will work together in good faith to ensure that such amendment or change is consistent with the Funds’ AML Program and the requirements of the BSA.

6.                                      Exceptions to Transfer Agent Procedures/Indemnification

MSSCI will advise the Funds and the Funds’ AML Compliance Officer if the delegated functions generally or specifically would create an exception to MSSCI’s written transfer agent procedures applicable to the transfer agent function MSSCI conducts for the Funds and other mutual funds.  If the Funds’ AML Compliance Officer requests that an exception be made to the procedures generally or with respect to a specific transaction or customer, and MCSSCI acts in good faith and without willful misconduct in executing the exception, MSSCI shall have no liability for any loss, liability, expenses or damages to the Funds resulting from the exception, and the Funds shall indemnify MSSCI and hold MSSCI harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to MSSCI.

7.                                      Discretion Under Delegation

Under circumstances in which the AML Program authorizes the taking of certain actions, the Funds grant MSSCI discretion to take any such actions as may be authorized, without consultation with the Funds, unless expressly required by the AML Program and/or the Policies and Procedures.

8.                                      Audits of AML Services

a.             In coordination with MSSCI, from time to time, the Funds may review and/or audit the performance and effectiveness of the AML Services provided by MSSCI to the Funds.  If requested by the Funds, MSSCI shall retain an outside auditor on behalf of the Funds. MSSCI shall promptly will take remedial steps necessary to address any deficiencies identified in the reviews or audits and will advise the Funds’ AML Compliance Officer of the steps taken to address any such deficiencies.

b.             At least annually, MSSCI, in coordination with the Funds, will conduct or arrange for independent testing (audits) by qualified internal auditors or outside auditors of the AML Services it provides to the Funds directly for compliance with the AML Program, the Policies and Procedures, and this Amendment.  MSSCI will provide the Fund and the AML Compliance Officer promptly with a summary of the scope of such audits, the results of the audits and testing, including any material deficiencies or weaknesses identified, and any remedial steps that will be taken or have been taken.  At the Funds’ request, MSSCI promptly shall provide the Funds’ with additional details about the audit results, including any material deficiencies or weaknesses identified.  The Funds will notify MSSCI if any of the remedial steps it has taken or will take are unsatisfactory to the Funds.  If MSSCI fails to take additional remedial steps to the satisfaction of the Funds within 30 days after such notice, it will be grounds for termination of the Agreements by the Funds.

9.                                      Access

In connection with the audits described in section 8.a., above, or otherwise, MSSCI shall grant access to the Funds, including the Funds’ AML Compliance Officer, the Funds’ internal and external auditors, and regulators having jurisdiction over the Funds (“Fund Regulators”), to the books and records maintained by MSSCI relating to the AML Services with reasonable notice.  Records may be edited or redacted to maintain confidentiality of materials related to other clients of MSSCI.  MSSCI shall make appropriate personnel of MSSCI available to meet with Fund-Regulators concerning the AML Services as may be reasonably necessary or appropriate.

10.                               Training

MSSCI will provide AML training to appropriate employees involved in performing the AML Services within a reasonable time after hiring, annually thereafter, and more frequently if there are significant changes in the BSA or the Funds’ AML Program or the Policies and Procedures.  MSSCI will document attendance and the contents of the training and retain records of the attendance and training for at least five years from the date of training.

11.                               Reports to be Furnished to the Fund

At the request of the Funds, MSSCI shall provide a report to the Funds on the performance of AML Services during the preceding quarter or period by MSSCI.

12.                               Privacy

In accordance with the Securities and Exchange Commission’s Regulation S-P, non-public personal information relating to consumers or customers of any Fund provided by, or at the direction of the Fund to MSSCI, or collected or retained by MSSCI in the course of performing its duties as transfer agent or subtransfer agent, as well as non-public information of any Fund, shall be considered confidential information.  MSSCI agrees that it shall not use such confidential information for any purpose other than to carry out MSSCI’s obligations under this Agreement, and further agrees that it shall not disclose such confidential information to any person or entity other than (i) affiliates of MSSCI to the extent appropriate to carry out its obligations under this Agreement, (ii) non-affiliated third parties who have entered into written contractual agreements with MSSCI and only to the extent necessary to carry out MSSCI’s obligations under this Agreement, (iii) at the direction of any Fund, (iv) as required by law or regulation, or (v) as permitted by law or regulation.  MSSCI shall not disclose confidential information to any person or entity unless such person or entity has agreed to keep such information confidential.

13.                               Miscellaneous

a.             The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.

b.             Each reference to the Agreements in the Agreements (as each Agreement existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as amended and supplemented by this Amendment.  Except as provided in this Amendment, the provisions of the Agreements remain in full force and effect (including, without limitation, the term of the Agreements).  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

In witness whereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers.  This Amendment will be effective as of April 23, 2009.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute any one instrument.

MORGAN STANLEY INSTITUTIONAL
FUND TRUST

By:	/s/ Randy Takian

Title:	President

MORGAN STANLEY INSTITUTIONAL FUND, INC.

By:	/s/ Randy Takian

Title:	President

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

By:	/s/ Randy Takian

Title:	President

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:	/s/ Randy Takian

Title:	President

MORGAN STANLEY SERVICES COMPANY INC.

By:	/s/ Robert Serafin

Title:	Executive Director

TRANSFER AGENCY AMENDMENT

SCHEDULE A

DESCRIPTION OF SERVICES

Anti-Money Laundering Services.  MSSCI agrees to comply with all aspects of anti-money laundering laws and regulations to the extent applicable to MSSCI under applicable laws in connection with services hereunder, including any such applicable aspects the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, SROs and FINRA.

The Fund is responsible for its compliance with anti-money laundering regulations and guidance applicable to it.  MSSCI will assist the Fund in meeting its obligations by carrying out the services set forth below (the “Delegated Duties”).  For purposes of the Delegated Duties, it will be assumed that the Fund is a financial institution subject to U.S. anti-money laundering laws (“AML Laws”).  The Fund will adopt anti-money laundering operational guidelines (the “AML Program”) and MSSCI agrees to perform the Delegated Duties in accordance with the AML Program, provided the AML Program and any material amendments thereto be submitted to MSSCI for its review and consent.  The following services are hereby delegated to MSSCI:

MSSCI shall perform the AML Services for the Fund’s prospective shareholders and will determine whether the customer appears on the publicly available lists published by the U.S. government of terrorist organizations and blocked persons.  MSSCI will monitor, identify and report suspicious activities that are required to be so identified and reported to the Fund’s AML Compliance Officer, consistent with the AML Program and as set forth on the attached schedule. MSSCI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, in accordance with AML Program and create documentation to provide a basis for law enforcement authorities to trace illicit funds. MSSCI will maintain, in accordance with the AML Program, all records or other documentation related to shareholder accounts and transactions therein that are required by law and pursuant to the AML Program to be prepared and maintained by MSSCI for the requisite period.

MSSCI will make all such records and documentation available for inspection by (i) the Fund’s AML Compliance Officer, (ii) any auditor of the Fund’s AML Program or related procedures, policies or controls that have been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, (vi) where appropriate, the Directors and Officers of the Fund, and (vi) otherwise make said records or other documents available at the direction of the Fund’s designated AML Compliance Officer.

MSSCI will also make available, upon the reasonable request of the Fund, evidence or information which the Fund may be reasonably require to satisfy itself and the appropriate regulatory authorities of MSSCI’s compliance with the aspects of the Fund’s AML Program delegated to it hereunder.

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Delegated Duties:

a.                                       For customers whose accounts are opened directly with MSSCI, obtain shareholder information and verify customer identification information, maintain records of information and verification, and notify shareholders of the identification verification requirements.

b.                                      Monitor and track cash equivalents of under $10,000 for a rolling twelve-month period and, in consultation with the Fund’s Anti-Money Laundering Compliance Officer (“Fund’s AML Compliance Officer”), file FinCEN/IRS Form 8300, and issue the account owner notices required by the IRS.  Provide the Fund with a copy of the FinCEN/IRS Form 8300 within a reasonable time after filing; notify the Fund if any communication is received from the government, including the U.S. Department of the Treasury or other law enforcement agencies, regarding the FinCEN/IRS Form 8300;

c.                                       Submit all new account names and name changes against the lists of specially designated nationals, narcotics traffickers and terrorists, and sanctioned countries, governments and regimes, administered by the Department of the Treasury, Office of Foreign Assets Control (“OFAC”).  Submit all account names against OFAC updated lists and such other lists as may be required from time to time by applicable regulatory authorities;

d.                                      Review special payee checks through OFAC database;

e.                                       Provide information to the Fund’s AML Compliance Officer necessary to file reports with OFAC as required;

f.                                         Assist Fund’s AML Compliance Officer in monitoring for and reporting suspicious activity, as required, and effect suspension of accounts or refusal of subscriptions, as applicable;

g.                                      Perform the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts pursuant to USA PATRIOT Act Sec 313/319;

h.                                      Maintain records or, in consultation with the Fund’s AML Compliance Officer, file reports relating to accounts and transactions subject to any special measures as required by regulation or order under USA PATRIOT Act Sec 311;

i.                                          Perform required due diligence on any correspondent accounts pursuant to USA PATRIOT Act Sec 312;

j.                                          Use commercial databases to identify shareholders who are Senior Foreign Political Figures, their immediate family members and close associates (collectively, “SFPFs”) and inform the Fund’s AML Compliance Officer of any such shareholders;

k.                                       Compare account information to any FinCEN request received by the Fund and provided to the Fund pursuant to USA PATRIOT Act Sec 314(a).  Provide the Fund with documentation/information necessary to respond to such requests within required time frames;

l.                                          Maintain all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the AML Program; and

m.                                    Provide other services agreed upon by the Fund and MSSCI to comply with other applicable requirements of the Bank Secrecy Act, including the USA PATRIOT Act.